UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 6, 2013

Lazard Ltd

(Exact Name of Registrant as Specified in its Charter)

Bermuda	001-32492	98-0437848
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Clarendon House

2 Church Street

Hamilton, Bermuda HM 11

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (441) 295-1422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 6, 2013, Lazard Ltd issued a press release announcing the intention of its subsidiary Lazard Group LLC (“Lazard Group”) to offer an aggregate of $500 million of Lazard Group’s Senior Notes due 2020 (the “Notes”) in a registered public offering (the “Offering”) pursuant to Lazard Group’s shelf registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2011, as amended by Amendment No. 1 thereto filed with the Commission on July 20, 2011 (Registration No. 333-174547). The November 6, 2013 press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Notes will have an interest rate of 4.25% per annum and will be issued at a price equal to 99.671% of their face value.

On November 6, 2013, Lazard Ltd issued a press release announcing that Lazard Group has commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding 7.125% Senior Notes due 2015 (the “2015 Notes”). The Tender Offer is subject to the conditions described in the offer to purchase and related letter of transmittal delivered to the holders of the 2015 Notes on November 6, 2013, including the condition that Lazard Group has closed the Offering. The Tender Offer will expire at 5:00 p.m., New York City time, on November 14, 2013, unless extended or terminated earlier by Lazard Group. To the extent any of the outstanding 2015 Notes are not tendered and accepted in the Tender Offer, Lazard Group intends to redeem or otherwise retire such notes in accordance with the terms of the indenture governing the 2015 Notes. Lazard Group estimates that it will incur a pre-tax loss on debt extinguishment in connection with the purchase and/or redemption of all of the outstanding 2015 Notes of approximately $55 million. The November 6, 2013 press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 6, 2013

99.2	Press Release, dated November 6, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lazard Ltd

By:	/s/ Matthieu Bucaille
Name:	Matthieu Bucaille
Title:	Chief Financial Officer

Date: November 6, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 6, 2013

99.2	Press Release, dated November 6, 2013